FACTSET RESEARCH SYSTEMS INC.
EXECUTIVE SEVERANCE PLAN
As Amended June 17, 2024
Introduction

As of the Effective Date, the Company adopted this plan known as the FactSet Research Systems Inc. Executive Severance Plan. The Plan was adopted to provide severance compensation to the Company’s eligible executives in the event of an Eligible Termination, including in the event of an Eligible Termination following a Change of Control, under the terms and conditions set forth herein.

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following respective meanings.

(a)    Accountant. The meaning set forth in Section 5.03(c).

(b)    Affiliate. Any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors (or the equivalent) of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c)    Base Salary. The annual rate of base salary paid by the Company or its Subsidiary to a Participant (including amounts that the Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company or any Subsidiary), excluding overtime pay, bonuses, employee benefits, all forms of incentive compensation and all other types of compensation and special payments. For purposes of an Eligible Termination at any time other than during the Change of Control Protection Period, Base Salary shall mean the Participant’s Base Salary as in effect immediately prior to termination of employment, and for purposes of an Eligible Termination during the Change of Control Protection Period, Base Salary shall mean the greater of the Participant’s Base Salary as in effect immediately prior to (i) termination of employment and (ii) the Change of Control.

(d)    Board. The Board of Directors of the Company, provided that, following a Change of Control, the Board shall mean the board of directors (or similar governing body) of the ultimate parent company resulting from such Change of Control.

(e)    Cause. The Participant:

(i)    has engaged in gross negligence, gross incompetence, or gross misconduct in the performance of the Participant’s duties with respect to the Company or one of its Subsidiaries;

(ii)    has willfully and continually failed to perform the Participant’s duties and responsibilities to the Company or one of its Subsidiaries;

(iii)    has breached any material provision of any written agreement between the Company or one of its Subsidiaries, on the one hand, and the Participant, on the other hand, including any confidentiality, non-solicitation or non-compete agreement, or any material policy or code of conduct established by the Company or one of its Subsidiaries;

(iv)    has engaged in willful misconduct that is, or could reasonably expected to be, materially injurious to the Company or one of its Subsidiaries;

(v)    has engaged in other personal or professional conduct that can reasonably be expected to bring public embarrassment or disgrace to the Company or one of its Subsidiaries;

(vi)    has committed an act of theft, fraud, embezzlement, misappropriation, insubordination or dishonesty resulting in material harm to the Company or one of its Subsidiaries;

(vii)    has committed a material breach of a fiduciary duty to the Company or one of its Subsidiaries; or

(viii)    has been convicted of or pleaded guilty or no contest to any felony (or a crime of similar import in a foreign jurisdiction) or any crime involving fraud, dishonesty or moral turpitude;

provided, however, that upon the occurrence of one or more conditions specified in (i) through (iv) above, the Plan Administrator shall provide notice to the Participant of the existence of such condition(s) and the Participant shall have 30 days following receipt of such notice to correct such condition(s), if correctable, and any failure by the Participant to correct such condition(s) shall result in the Participant’s termination of employment for Cause upon expiration of such 30-day corrective period or such later date specified by the Plan Administrator. Notwithstanding the foregoing, for purposes of a termination of employment during the Change of Control Protection Period, (A) “Cause” shall mean the Participant has engaged in conduct described in clauses (i), (iv), (vi), (vii) or (viii) of this Section 1.01(e) and (B) the termination of employment of the Participant shall not be deemed for “Cause” unless and until not less than two-thirds of the entire membership of the Board has adopted a resolution finding that, in its good faith opinion, the Participant is guilty of the conduct described in clauses (i), (iv), (vi), (vii) or (viii) of this Section 1.01(e), and specifying the particulars thereof in detail.

(f)    Change of Control. Change of Control as defined in the Company Stock Option and Award Plan, as amended and restated effective December 19, 2017, as amended from time to time, or any successor plan thereto; provided, however, that no such amendment to the definition of Change of Control shall be effective during the Potential Change of Control Protection Period without the prior written consent of any affected Participant.

(g)    Change of Control Protection Period. The period commencing on the date a Change of Control occurs and ending on the second anniversary of such date.

(h)    Change of Control Separation Benefits. The payments and benefits due pursuant to Section 3.02.

(i)    COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985.

(j)    Code. The Internal Revenue Code of 1986.

(k)    Company. FactSet Research Systems Inc., a Delaware corporation.

(l)    Date of Termination. The date on which a Participant’s employment with the Company and its Subsidiaries is terminated, without the concurrent or immediate re- employment of the Participant by the Company or one of its Subsidiaries (or any successor thereto).

(m)    Disability. The Participant’s substantial inability to perform his or her duties for the Company or any of its Subsidiaries due to physical or mental illness or incapacity for any consecutive period of six (6) months or any non-consecutive periods aggregating six (6) months or more in any twelve (12)-month period.

(n)    Effective Date. March 1, 2020.

(o)    Eligible Termination. A termination of a Participant’s employment with the Company and its Subsidiaries without Cause or, during the Change of Control Protection Period, a resignation by the Participant for Good Reason. For the avoidance of doubt, an Eligible Termination shall not include:

(i)    a termination of a Participant’s employment with the Company and its     Subsidiaries for Cause;

(ii)    a termination of a Participant’s employment with the Company and its Subsidiaries due to death or Disability; or

(iii)    the voluntary termination of the Participant for any reason, including retirement, other than a resignation for Good Reason during the Change of Control Protection Period.

(p)    Exchange Act. The Securities Exchange Act of 1934.

(q)    Good Reason. Any of the following actions taken without the Company’s consent:

(i)    the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, in each case, from those in effect, immediately prior to the Change of Control;

(ii)    a reduction in the Participant’s annual base salary, annual target bonus opportunity or annual target long-term incentive opportunity, in each case, from those in effect immediately prior to the Change of Control;

(iii)    the Company’s requiring the Participant to relocate the Participant’s primary workplace more than 50 miles from where the Participant was principally employed as of the Change of Control; or

(iv)    the Company’s failure to pay any compensation due and owing to the Participant.

Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (i) through (iv) above shall not constitute Good Reason unless, (A) the Participant provides the Company with written notice within 90 days after the initial occurrence of any such event that the Participant believes constitutes Good Reason; (B) the Company thereafter fails to cure such event within 30 days after receipt of such notice; and (C) the Participant’s date of termination as a result of such event occurs within one year after the expiration of the cure period. For purposes of this Section 1.01(q), during the Change of Control Protection Period, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(r)    Other Source. The meaning set forth in Section 3.04(c).

(s)    Outplacement Benefit. The meaning set forth in Section 3.01(d).

(t)    Participant. A Tier I Employee or Tier II Employee, as applicable, unless otherwise designated by the Plan Administrator pursuant to Section 2.01.

(u)    Payments. The meaning set forth in Section 5.03(a).

(v)    Person. Any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

(w)    Plan. This FactSet Research Systems Inc. Executive Severance Plan, as it may be amended or modified from time to time.

(x)    Plan Administrator. The Compensation and Talent Committee of the Board or any other committee of the Board that performs a similar function, in each case, as appointed by the Board.

(y)    Potential Change of Control. The occurrence of any of the following events:

(i)    the Company enters into a definitive agreement, the consummation of which would result in a Change of Control;

(ii)    the Company or any Person publicly announces an intention to take actions which, if consummated, would constitute a Change of Control; or

(iii)    the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

(z)    Potential Change of Control Protection Period. The period commencing on the date a Potential Change of Control occurs and ending on the earlier of (i) the termination or abandonment of the Potential Change of Control or (ii) the conclusion of the Change of Control Protection Period.

(aa)    Release. The meaning set forth in Section 3.03.

(bb)    Release Condition. The meaning set forth in Section 3.03.

(cc)    Separation Benefits. The payments and benefits due pursuant to Section 3.01.

(dd)    Specified Employee. A “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(ee)    Subsidiary. Any entity in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or other voting interests, as applicable.

(ff)    Target Bonus. The Participant’s annual target bonus under the Company’s annual incentive plan as in effect, for purposes of an Eligible Termination at any time other than during the Change of Control Protection Period, immediately prior to termination of employment and, for purposes of an Eligible Termination during the Change of Control Protection Period, immediately prior to (i) termination of employment and (ii) the Change of Control, whichever is greater.

(gg)    Tier I Employee. An employee who is the Chief Executive Officer of the Company.

(hh)    Tier II Employee. An employee who is (i) the Chief Financial Officer of the Company, or (ii) an Executive Vice President or Senior Vice President of the Company and a direct report to the Chief Executive Officer of the Company, or (iii) who is an officer of the Company for purposes of Section 16 of the Exchange Act.

(ii)    WARN Act. As applicable, the Worker Adjustment and Retraining Notification Act and any other similar U.S. Federal, state or other applicable law mandating the provision of notice to employees prior to termination of employment.

(jj)    Welfare Continuation Reimbursement. The meaning set forth in Section 3.01(c).

SECTION 1.02 Interpretations. In the Plan, unless a clear contrary intention applies, (a) pronouns and other words of gender shall be read as gender-neutral, (b) words importing the singular only shall include the plural and vice versa, (c) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”,(d) references to any statute shall be deemed to refer to such statute as may be amended from time to time and any rules, regulations other authoritative guidance promulgated thereunder by the appropriate governmental authority, (e) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (f) “hereunder”, “hereof”, “hereto”, “herein” and words of similar import shall be deemed references to the Plan as a whole, including the Exhibit, and not to any particular Article or Section thereof, (g) references to documents, instruments or agreements shall be deemed to refer to as well all addenda, exhibits, schedules or amendments thereto, (h) all references to provisions, Sections, Articles or Exhibits are to provisions, Sections, Articles and Exhibits of the Plan, unless otherwise specified, (i) the word “or” is disjunctive and not exclusive, (j) “promptly” means within thirty (30) days and (k) references to a Person are also to its permitted successors and assigns (including, with respect to the Company, any successor or assignee to the Company’s business or assets who becomes bound by the Plan pursuant to Article VI). The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

ARTICLE II

Eligibility

SECTION 2.01. Participation. Each Tier I Employee and Tier II Employee shall be a Participant; provided that, subject to Section 2.03, any Tier I Employee or Tier II Employee may be designated as not being a Participant by action of the Plan Administrator at any time.

SECTION 2.02. Duration of Participation. A Participant shall cease to be a Participant when he or she ceases to hold a position that qualifies him or her as a Tier I Employee or Tier II Employee. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to hold a position that qualifies him as a Tier I Employee or Tier II Employee, to payment of Separation Benefits, Change of Control Separation Benefits or any other amounts due under the Plan shall remain a Participant until all such Separation Benefits, Change of Control Separation Benefits or other amounts have been paid to the Participant.

SECTION 2.03. Change of Control Protection Period. Notwithstanding anything in this Article II, during the Change of Control Protection Period, the Plan Administrator may not take any action to designate a Participant as not being a Participant or to designate a Tier I Employee as a Tier II Employee, in each case, without the prior written consent of the applicable Participant.

ARTICLE III

Separation Benefits

SECTION 3.01. Non-Change of Control Separation Benefits. If a Participant incurs an Eligible Termination at any time other than during the Change of Control Protection Period and satisfies the Release Condition, then the Company or a Subsidiary, as appropriate, shall pay or provide the following, subject to the Participant’s ongoing compliance with the Release:

(a)    Cash Severance.

(i)    Tier I Employee: An amount equal to 1.5 times the sum of (A) Base Salary and (B) Target Bonus;

(ii)    Tier II Employee: An amount equal to 1 times the sum of (A) Base Salary and (B) Target Bonus,

which severance amount shall, in each case, be payable in substantially equal installments consistent with the Company’s payroll practices, with the first installment beginning on the first payroll date promptly following the satisfaction of the Release Condition; provided that any such installments payable to the Participant prior to such date shall be accrued and paid to the Participant in a lump sum on such date; provided, further that, to the extent necessary to comply with Section 409A of the Code, if the period during which the Release Condition is satisfied spans two calendar years, the payment of such severance amount shall commence in the second calendar year;

(b)    Pro Rata Bonus. A pro rata portion of the Participant’s annual bonus under the Company’s annual incentive plan in respect of the fiscal year of the Company in which the Date of Termination occurs based on the number of days elapsed in such fiscal year through the Date of Termination and actual achievement of applicable performance goals (except that any performance goals based on the Participant’s personal performance shall be treated as attained at no less than target level), and any other performance goals shall be deemed achieved at least at the level applicable to similarly situated active employees of the Company. Such pro- rata bonus shall be paid when annual bonuses are paid to other senior executives of the Company (or, if later, following the satisfaction of the Release Condition), and in all events no later than 2.5 months following the end of the applicable fiscal year of the Company in which the Date of Termination occurs;

(c)    Welfare Benefits. Reimbursement by the Company of the cost of the Participant’s premiums for continued coverage under the group health plan of the Company or any of its Subsidiaries for the Participant and the Participant’s eligible dependents covered by the applicable group health plan as of the Date of Termination, in an amount equal to the cost of such premiums as paid by active employees of the Company and its Subsidiaries (the “Welfare Continuation Reimbursement”), for, in the case of each Tier I Employee, the 18-month period following the Date of Termination or, in the case of each Tier II Employee, the 12-month period following the Date of Termination; which, provided that the Participant timely elects and enrolls in continuation coverage under COBRA, shall be payable directly to the sponsor of the applicable group health plan during the applicable COBRA continuation period. Such reimbursement payments shall commence on the first day of the month following the Date of Termination; provided, however, that such payments shall cease to the extent the Release Condition is not satisfied or the Participant fails to comply with the terms of the Release; and

(d)    Outplacement. Reasonable outplacement assistance with a firm determined by the Company for up to one year following the Date of Termination (or, if earlier, the date the Participant commences employment with a subsequent employer), up to a maximum cost of $25,000 (the “Outplacement Benefit”).

SECTION 3.02. Change of Control Separation Benefits. If a Participant incurs an Eligible Termination during the Change of Control Protection Period, then the Company or a Subsidiary, as appropriate, shall pay or provide the following:

(a)    Cash Severance.

(i)    Tier I Employee: An amount equal to 2 times the sum of (A) Base Salary and (B) Target Bonus;

(ii)    Tier II Employee: An amount equal to 1.5 times the sum of (A) Base Salary and (B) Target Bonus,

which severance amount shall be payable in a lump sum within 10 days following the Date of Termination; provided, however, that to the extent necessary to comply with Section 409A of the Code, such amount shall be paid on the same schedule as provided in Section 3.01(a).

(b)    Pro Rata Bonus. A pro rata portion of the Participant’s Target Bonus in respect of the fiscal year of the Company in which the Date of Termination occurs based on the number of days elapsed in such fiscal year through the Date of Termination, which shall be payable within 10 days following the Date of Termination;

(c)    Welfare Benefits. Welfare Continuation Reimbursement, for, in the case of each Tier I Employee, the 24-month period following the Date of Termination or, in the case of each Tier II Employee, the 18-month period following the Date of Termination; which, provided that the Participant timely elects and enrolls in continuation coverage under COBRA, shall be payable directly to the sponsor of the applicable group health plan during the applicable COBRA continuation period. Such reimbursement payments shall commence on the first day of the month following the Date of Termination; and

(d)    Outplacement. The Outplacement Benefit.

SECTION 3.03. Release Condition. In order to receive any of the benefits outlined in Section 3.01, the Participant must execute and deliver a Separation Agreement and General Release of Claims substantially in the form attached hereto as Exhibit A (the “Release”) that becomes irrevocable in accordance with its terms within 55 days following the Date of Termination (the “Release Condition”).

SECTION 3.04. Other Benefits Payable and Offset.

(a)    Accrued Benefits. The Separation Benefits and Change of Control Separation Benefits shall be payable in addition to, and not in lieu of, other accrued or vested or earned but deferred compensation, rights, options, restricted stock units, performance units or other benefits that are owed to a Participant upon or following his or her termination of employment, including accrued amounts or benefits previously earned and payable under any bonus or other compensation plans, stock option or other equity incentive plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, and any business expenses required to be reimbursed under the applicable policies of the Company and its Subsidiaries. For the avoidance of doubt, any outstanding equity or equity- based awards granted to the Participant and outstanding as of the Date of Termination shall be treated in accordance with the terms of the applicable equity incentive plan, award agreements and any other agreement with respect thereto.

(b)    Offsets. Notwithstanding the foregoing, any Separation Benefits or Change of Control Separation Benefits paid under the Plan will be reduced, on a dollar-for-dollar basis, by the following, and such reduction shall be made without any change to the timing of payment in a manner that would violate Section 409A of the Code:

(i)    any payments made or to be made to the Participant to comply with, or satisfy liability under, the WARN Act requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability; and

(ii)    any statutory or common law severance or other separation payments required to be paid to the Participant under applicable law.

(c)    No Duplicative Benefits.

(i)    If a Participant is eligible to receive benefits under (i) the Plan; and (ii) any other severance plan, program or agreement (“Other Source”), then for each category of payment or benefit under the Plan (i.e., cash severance, pro rata bonus, welfare continuation and outplacement), the Plan Administrator shall compare such payments or benefits due under the Plan to those due under the Other Source and the Participant shall be provided with the better of each such payment or benefit; provided, however, under no circumstances shall the Participant receive duplicate payments or benefits as determined by the Plan Administrator. If the Participant is eligible to receive benefits from any Other Source, the form and timing of payments under such Other Source will be determined as set forth by such Other Source, and the form and timing of any remaining monetary and nonmonetary benefits payable under the Plan will be as described herein without any change in the timing of payment that would violate Section 409A of the Code.

SECTION 3.05. Payment Obligations Absolute. Unless otherwise determined by the Plan Administrator prior to a Change of Control, the obligations of the Company and the Subsidiaries to pay the Separation Benefits or the Change of Control Separation Benefits, as applicable, as required by the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company or any Affiliate may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

ARTICLE IV

Participating Employers

The Company is the sponsor of the Plan. The Company and each Subsidiary that employs a Tier I Employee or Tier II Employee shall be participating employers of the Plan. Each Subsidiary that is a participating employer of the Plan shall only be considered a participating employer with respect to the Participants who are employees of such Subsidiary.

ARTICLE V

Certain Tax Rules

SECTION 5.01. Tax Withholding; No Guarantee of Tax Consequences. The Company and its Affiliates shall have the power to deduct or withhold, or require the Participant to remit to the Company or its Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. taxes, as deemed necessary or appropriate by the Company or its Affiliate. No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.

SECTION 5.02. Six-Month Delay for Specified Employee. Notwithstanding any other provision to the contrary, if any Participant is a Specified Employee, no payments under the Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after such Participant’s Date of Termination, or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes thereunder. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

SECTION 5.03. Cutback of Parachute Payments.

(a)    Notwithstanding any other provision to the contrary, if a Participant is a “disqualified individual” (as defined in Section 280G of the Code) and any portion of the Separation Benefits, Change of Control Separation Benefits or other payments and benefits the Participant is entitled to receive, has received or would receive in connection with a “change in ownership or control” as defined in Section 280G of the Code, whether pursuant to the Plan, any Other Source or otherwise (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G of the Code), such that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable tax). For the avoidance of doubt, this provision shall reduce the Payments otherwise payable to the Participant only if doing so would place the Participant in a better net after-tax economic position as compared with not doing so (taking into the account any excise taxes payable in respect of such Payments).

(b)    If the determination made pursuant to Section 5.03(a) results in a reduction of the payments that would otherwise be paid to the Participant except for the application of Section 5.03(a), the Company shall give the Participant notice of such determination not later than 20 days prior to the date that the first Payment would otherwise be made. Such reduction in payments shall be first applied to reduce any cash payments that the Participant would otherwise be entitled to receive (whether pursuant to the Plan or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, the Participant elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Participant to additional taxation under Section 409A of the Code. Within 10 days following such determination, the Company or the applicable Affiliate shall pay or distribute to the Participant or for the Participant’s benefit such amounts as are then due to the Participant under the Plan or otherwise and shall pay or distribute to the Participant or for the Participant’s benefit in the future such amounts as become due to the Participant under the Plan or otherwise promptly following the date on which such payments or benefits become due.

(c)    All determinations as to the Payments to be reduced and the amount of reduction shall be made by a nationally recognized certified public accounting firm selected by the Company prior to the Change of Control (the “Accountant”), whose determination shall be conclusive and binding. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Participant before or after the Change of Control, including any amounts payable to the Participant following the Date of Termination with respect to any noncompetition provisions that may apply to the Participant, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions. All such determinations by the Accountant shall be at the Company’s expense.

(d)    If the Accountant (based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant, with respect to which the Accountant believes the Internal Revenue Service should prevail) determines that a Payment has been made or provided and, through error or otherwise, that Payment, when aggregated with other Payments used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the applicable Participant’s base amount, the Participant shall promptly repay such excess to the Company upon notification that an overpayment has been made; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been reduced pursuant to this Section 5.03 that could have been fully paid or distributed, the Company (or applicable payor) shall promptly pay such amount to the Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(e)    In the event of any dispute between the Participant and the Internal Revenue Service in respect of amounts payable by the Participant in respect of Section 4999 of the Code, the Company shall promptly make the Participant whole, on a net-after tax basis, upon demand by the Participant, for all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurs in any actual, threatened or contemplated contest of any interpretation of, or determination under, the provisions of this Section 5.03, provided that such amounts must be incurred not later than 10 years following the final date on which a Payment is scheduled to be made.

SECTION 5.04. Section 409A Considerations. Payments and benefits under the Plan are intended to be exempt from or compliant with Section 409A of the Code, and the Company shall interpret and administer the Plan in accordance therewith. The Company may make amendments to the Plan or revise the timing of any payments to be made hereunder in accordance with Section 409A of the Code; provided, however, that no such adverse amendment shall be made during the Potential Change of Control Protection Period without the prior written consent of the Participant who would be adversely affected by such proposed amendment. Each payment made under the Plan (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent that any of the payments or benefits provided for under the Plan are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to “separation from service” as defined in Section 409A of the Code, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code. To the extent that any reimbursements under the Plan are taxable to a Participant, any such reimbursement payment due to the Participant shall be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate substantiation of expenses incurred, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. Except as permitted by Section 409A, the in-kind benefits and reimbursements under the Plan are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that a Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year. The welfare benefits provided pursuant to Sections 3.01(c) and 3.02(c) shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Section 409A of the Code,or in a manner that otherwise complies with Section 409A of the Code, including (a) providing such benefits on a nontaxable basis to the Participant, (b) providing for the reimbursement of medical expenses incurred during the period of time during which the Participant would be entitled to continuation coverage under a group health plan of the Company under COBRA,(c) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Section 409A of the Code or (d) requiring the Participant to pay the actual cost of such coverage and having the Company reimburse the Participant for such payments (with such reimbursement, less applicable taxes, for a particular calendar year during which the Participant received such coverage to be made within 15 days following the end of such calendar year (but in no event, in the case of any Specified Employee, prior to the date that is six months after the Participant’s Date of Termination)).

ARTICLE VI

Successor to Company

The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VII

Amendment and Termination

SECTION 7.01. Amendment and Termination. The Company reserves the right, in its sole discretion, to modify, amend, suspend or terminate the Plan, in whole or in part, at any time, prospectively or retrospectively, and for any reason, as it deems appropriate, by action of the Plan Administrator, including, for the avoidance of doubt, to revoke the designation of an employee of the Company or its Subsidiaries as a Participant; provided, however, that (a) except as set forth in Section 5.04, any such adverse modification, amendment, suspension or termination shall not be effective until the first anniversary of the date such modification, amendment, suspension or termination is approved by the Plan Administrator, (b) any such modification, amendment, suspension or termination shall not affect any right of any Participant to benefits under the Plan for a termination of employment occurring prior to the effective date of such modification, amendment, suspension or termination and (c) the Company may not modify, amend, suspend or terminate the Plan at any time in an adverse manner during the Potential Change of Control Protection Period. Notwithstanding the foregoing, the Plan and the Release may be modified by the Company at any time with respect to Participants employed primarily outside the U.S., as necessary to comply with applicable law; provided, however, that the Company may not amend the Plan in an adverse manner at any time during the Potential Change of Control Protection Period without the written consent of each Participant who would be adversely affected by such proposed amendment.

SECTION 7.02. Documentation. All modifications, amendments, suspensions or terminations of the Plan shall be in writing.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Employment Status. The Plan does not constitute a contract of employment or impose on any Participant, the Company or any Affiliate any obligation to retain the Participant as an employee of the Company or any of its Subsidiaries, to change the status of the Participant’s employment, or to change the policies of the Company or any Affiliate regarding termination of employment. Nothing contained in the Plan will be construed as (a) an employment contract between the Company or any Affiliate and any Participant; (b) a right of any Participant to be continued in the employment of the Company or its Affiliates; or (c) a limitation of the right of the Company or its Affiliates to discharge any Participant, with or without Cause, at any time. All Participants will be subject to discharge to the same extent as if the Plan had never been adopted.

SECTION 8.02. Sources of Payment. The benefits provided under the Plan will be paid from the general assets of the Company and its Affiliates in accordance with the terms and provisions of the Plan. Nothing herein will be construed to require the Company or any Affiliate to maintain any trust, fund, or otherwise segregate any amount for the benefit of any Person. Furthermore, no Person with a claim for Separation Benefits or Change of Control Separation Benefits hereunder will have any claim against, right to, security or other interest in, any fund, account, or assets of the Company or any Affiliate.

SECTION 8.03. Non-Alienation. No payments, benefits or rights hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, charge, execution or levy of any kind, either voluntary or involuntary, by creditors of any Participant or any Participant’s beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish, charge, execute or levy any payments, benefits or rights hereunder will be void and without effect.

SECTION 8.04. Beneficiary. If a Participant is entitled to receive Separation Benefits or Change of Control Separation Benefits but dies prior to receiving entire payment of such benefits, the Participant’s remaining Separation Benefits or Change of Control Separation Benefits shall be paid to the Participant’s estate or designated beneficiaries in accordance with the Company’s applicable policies.

SECTION 8.05. Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.06. Governing Law. Except as otherwise required by applicable law, the terms, conditions and provisions of the Plan will be construed, governed and enforced under the laws of the State of Connecticut, without regard to its conflicts of law provisions.

ARTICLE IX

Administration

SECTION 9.01. Administration. The Plan Administrator shall establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties hereunder. The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities. In writing, or by custom, practice or in operation, the Plan Administrator may provide for the allocation or delegation of any of its duties hereunder to such person or persons as it may designate from time to time. The Plan Administrator will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder. The Plan Administrator, shall exercise good faith, reasonable discretion to (a) interpret the Plan, (b) determine eligibility for payments and the amount of such payments, (c) make any factual or legal determinations,(d) resolve factual or legal disputes and (e) decide all matters arising in connection with the interpretation, administration and operation of the Plan or the determination of eligibility for payments or the amount of such payments.

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

FactSet Research Systems Inc. (the “Company”) and I, [●], have entered into this Separation Agreement and General Release of Claims (this “Agreement”) to settle all known and unknown claims I might have against the Company and all related parties. Except to the extent governed by federal law or any applicable non-U.S. law, this Agreement shall be governed by the statutes and common law of Connecticut, excluding any that mandate the use of another jurisdiction’s laws. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Company’s Executive Severance Plan, as may be amended from time to time in accordance with its terms.

The Company and I agree as follows:

Section 1 -- In General

The Company and I hereby agree that my employment with the Company will end on [●] (the “Date of Termination”). Effective as of the Date of Termination (or such earlier date as determined by the Company in its sole discretion), I shall irrevocably resign from all offices, titles, position, and appointments at the Company and any of its Affiliates, including as a member of the Board (or a committee thereof), provided that during the period from the date of this Agreement to the Date of Termination (such period, the “Transition Period”), I will remain employed by the Company pursuant to this Agreement.

Section 2 -- Transition Period

During the Transition Period, subject to my continued employment, the Company promises that I will remain on active payroll and continue to receive the compensation and benefits as provided to me immediately prior to the date of this Agreement, including my current base salary ($[●] per annum), less all applicable federal, state, local and non-U.S. deductions and withholding, except I will not be entitled to receive any additional equity-based awards during the Transition Period.

Section 3 -- Severance Payments and Benefits

The Company promises that I will receive the compensation and benefits set forth in Appendix A attached hereto (“Appendix A”), which includes amounts payable under the Company’s Executive Severance Plan and pursuant to the Company’s equity- based awards, that are conditioned on my execution of this Agreement and compliance with its terms. I understand and agree that I am not otherwise entitled to receive the compensation and benefits set forth in Appendix A. I understand that this Agreement shall be immediately effective upon my execution and delivery of the Agreement to the Company, provided that if I fail to comply with this Agreement (including the Second Release requirement pursuant to Section 5), I will not receive the amounts or benefits that are set forth in Appendix A, and this Agreement will never go into effect.

Section 4 -- First Complete General Release of Claims

I acknowledge and represent that the consideration provided by the Company in this Agreement is adequate and satisfactory in exchange for the general release provided by me in this Section 4 and for the other commitments I make in this Agreement, and that, in exchange for the compensation and benefits set forth on Appendix A, the following releases are made as of the date of this Agreement:

(a) Claims Released: Except for the claims identified in Section 4(b), I irrevocably and unconditionally release (i.e., give up), acquit and forever discharge all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that I currently may have (“Claims”) with respect to any Released Party listed in Section 4(c). I understand that I am not releasing future rights or claims, meaning rights or claims that arise after the date of this Agreement. I understand that the Claims I am releasing might arise under many different federal, state, local or non-U.S. laws (including statutes, regulations, other administrative guidance, and common law doctrines). Without limiting the generality of the foregoing, I acknowledge that I knowingly and voluntarily waive and release any and all Claims under the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment, as well as all Claims under the following:

(i) Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), which prohibits discrimination based on genetic information; and any other federal, state, local or non-U.S. laws prohibiting discrimination in employment based on a protected category, such as actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics;

(ii) Federal employment statutes, such as the Worker Adjustment and Retraining Notification Act (“WARN Act”), which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974 (“ERISA”), which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws; and

(iii)    Other laws, such as any federal, state, local or non-U.S. laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, local or non-U.S. law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, local or non-U.S. laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related Claims; any other law relating to salary, commission, compensation, benefits, and other matters; and family and medical leave laws.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 3 or 4(b) of this Agreement): (i) Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing; or (v) Claims under the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.

(b) Claims Not Released: This Agreement does not release any claims that the law does not permit me to release. Nothing herein affects my rights to indemnification in respect of my service as a director or officer of the Company or any of its Affiliates, reimbursement for business expenses incurred through the date of this Agreement in accordance with Company policy, payment of accrued salary, payment for accrued but unused vacation in accordance with Company policy, vested benefits under the Company’s 401(k) plan and any other rights pursuant to the employee benefit plans of the Company and its Subsidiaries that are accrued and vested as of the date of this Agreement, subject to the terms of the applicable plan. Furthermore, this Agreement does not release my rights to the payments set forth in Appendix A.

(c) Released Parties: The Released Parties are the Company, all current and former parents, Subsidiaries, Affiliates, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

(d) Covenant not to Sue: I affirm that (i) I have not filed, and have not caused to be filed, and am not presently party to, any lawsuit or arbitration against any Released Party in any forum and (ii) agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any Claims of any type to date that arise out of any aspect of my employment or severance from employment other than, in each case, in order to enforce rights under Appendix A or Section 4(b). I understand that this is an affirmative promise not to sue any of the Released Parties, which is in addition to my general release of claims in Section 4(a). If, despite this Agreement, I sue or bring an arbitration action asserting any Claim that I have released, (i) I will be liable to the Released Party (as defined below) for its attorneys’ fees, other defense costs, and any other damages that my suit or arbitration causes, except those attributable to ADEA claims and (ii) the Company shall have no obligation to pay any amounts set forth in Appendix A and the Company shall be entitled to recover any amounts set forth in Appendix A paid to me prior to the date of such actual or threatened violation. I promise not to accept any relief or remedies not set forth in this Agreement as to any Claim I have released by signing it.

(e) California Law: I acknowledge that I have read and understand Section 1542 of the California Civil Code that reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any claims herein.

Section 5 -- Second Release of Claims

I agree that my eligibility to receive the compensation and benefits set forth on Appendix A is subject to my execution, not later than 21 days following the Date of Termination, of a second release of claims (the “Second Release”) in the form attached hereto as Appendix B, and the non-revocation of the Second Release during the period specified therein. If I fail to execute and deliver the Second Release within 21 days following the Date of Termination, or if I revoke the Second Release as provided therein, I will forfeit my right to receive the compensation and benefits set forth on Appendix A.

Section 6 -- Promises

(a) Employment Termination: I agree that my employment with the Company and its Affiliates will end as of the Date of Termination, and that I will receive the payments and benefits under this Agreement (subject to my compliance with the terms of this Agreement) in lieu of any such other rights or benefits to which I possibly could be or become entitled. I have not been told that the Company or any Released Party will rehire me.

(b) Company Property and Debts: On or before the Date of Termination, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, devices and equipment belonging to the Company (including computers, laptops, tablets, smart phones, handheld electronic devices, telephone equipment, and other electronic devices), and any other property of the Company or any Released Party in my possession or control, other than specific mutually approved devices, all with the Company’s consent. I have cooperated with the Company and will cooperate with the Company regarding the proper handling of any digital property of the Company that may be retained in mobile phone or related digital storage devices, media or accounts. As of the Date of Termination, I will have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as mobile or smart phone accounts), and canceled or personally assumed any such credit cards or accounts.

(c) Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Agreement. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities.

(d) Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.

(e) Communication with Government Agency; Immunity: This Agreement does not preclude me from filing an administrative charge or otherwise communicating with any federal, state, local or non-U.S. government office, official or agency, or from reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by any federal, state, local or non-U.S. agency, including the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission (“SEC”), the Department of Fair Employment and Housing and/or any governmental authority charged with the enforcement of any employment laws. However, I understand that by signing this Agreement I am waiving the right to recover any damages or to receive other relief in any claim or suit brought by any such federal, state, local or non-U.S agency on my behalf, or with respect to any Claim released by Paragraph 2(a) of this Agreement, to the fullest extent permitted by applicable law. Furthermore, nothing in this Agreement prohibits me from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information (as defined in Section 6(g) below) to the SEC, or providing the SEC with information that would otherwise violate any provision of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding my confidentiality obligations set forth in this Agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016, I will not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order. I understand that if a disclosure of trade secrets was not done in good faith pursuant to the above, then I may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.

(f) Mutual Agreement Not to Disparage or Harm: Subject to Section 6(e), I agree not to criticize, denigrate, or disparage any Released Party and, in particular, not to criticize, denigrate, or disparage any current or former employee of the Company. I understand and agree that breach of this provision will result in damages that are difficult to quantify. The Company likewise agrees not to criticize, denigrate, or disparage me or my work in any communication to a third party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(g) Confidential and Proprietary Information and Existing Obligations: Subject to Section 6(e), I understand that, at all times in the future, I will remain bound by any Company or Company Affiliate agreement or policy relating to non-solicitation, non- competition, confidential information, proprietary information, invention, or similar matters to which I am now subject, in accordance with the terms of such agreement or policy, including but not limited to any FactSet Research Systems Inc. Intellectual Property Agreement which I previously signed and any non-competition, non-solicitation and confidentiality restrictions to which I am subject pursuant to the Company’s Stock Option and Award Plan, as amended from time to time, and any award agreements thereunder, and which are expressly incorporated by reference herein, and I agree that to the extent any provision in any such agreement, plan or policy conflicts with any provision in this Agreement, the provision or interpretation affording the greater protection to the Company shall govern. In particular, I acknowledge that my employment by the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to me by the Company or a third party that (i) related to the business of the Company or to the business of any parent, Subsidiary, Affiliate, customer or supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties, including by the Invention Assignment and Proprietary Information Agreement, and/or similar agreement, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree, at all times in the future, not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by the Date of Termination.

(h) Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i) Other Representations: In addition to my other representations in this Agreement, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Agreement with me:

(i) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported any and all job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.

(ii)    This Agreement is not an admission of wrongdoing by the Company or any other Released Party.

(iii) I am intentionally releasing claims that I do not know I might have and that, with hindsight, I might regret having released.

(iv) If the Company or I successfully assert that any provision in this Release is void, the rest of the Agreement shall remain valid and enforceable.

(j) False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any Affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company or any Affiliate undertakes into matters occurring during my employment with the Company or any Affiliate. I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any Affiliate.

(k) Cooperation Required: I agree that when requested by the Company, I will promptly and fully respond to all inquiries from the Company or any Affiliate and its representatives relating to any lawsuit in which I am identified as having factual information needed by the Company. To the extent I incur reasonable out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any Affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses.

(l) Disclosure: Nothing herein shall prevent the Company or me from disclosing the terms of this Agreement if required to do so under applicable law or by a court of competent jurisdiction.

Section 7 -- Consequences of Violating Promises

I agree that the Company would be irreparably harmed by any actual or threatened violation of Section 6 that involves disclosure or use of confidential information, proprietary information, trade secrets or the violation of any obligations to the Company or its Affiliates in respect of non-competition or non-solicitation, and that the Company will be entitled to an injunction prohibiting me from committing any such violation. In addition, I agree that, in the event of any actual or threatened violation of Section 6 or any confidentiality, non-solicitation or non-competition agreement with the Company or any of its Subsidiaries, then the Company shall (a) have no obligation to pay any amounts set forth in Appendix A and (b) will be entitled to recover any amounts set forth in Appendix A previously paid to me.

Section 8 -- Miscellaneous

(a) Entire Agreement: In addition to any Company or Company Affiliate agreement, plan or policy relating to non-solicitation, non-competition, the confidentiality of proprietary information, inventions, or similar matters referenced in Section 6 above, this Agreement is the entire agreement between me and the Company relating to my termination of employment or the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(b) Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c) Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

Section 9 -- Arbitration of Disputes

The Company and I agree to resolve any disputes we may have with each other through final, binding and confidential arbitration consistent with applicable law. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim. I also agree to resolve through final, binding and confidential arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitration shall be conducted by the American Arbitration Association in accordance with its employment dispute resolution rules which can be found at www.adr.org/employment, and consistent with state law. A neutral arbitrator will preside over the arbitration and issue a written decision subject to limited judicial review. The decision shall remain confidential between the parties and shall not be published by the arbitrator or the AAA. All remedies available under law will be available in the Arbitration. The Arbitration proceedings will allow for adequate discovery. Commencement of the Arbitration will be at a minimal cost to me. This agreement to arbitrate does not apply to government agency proceedings. By agreeing to this Agreement, I understand that I am waiving my right to a jury trial.

  YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT.

  BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND
  CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR
  ATTORNEY (AT YOUR OWN EXPENSE).

  BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND
  UNKNOWN CLAIMS.

Executed at Norwalk, Connecticut, this [●]th day of [●], 20[●], and signed under penalty of perjury under the laws of the state of Connecticut.

Signature

Print Name

Executed at Norwalk, Connecticut this [●]th day of [●], 20[●].

For FactSet Research Systems Inc.

Name: Title:

APPENDIX A
Severance Payments and Benefits

Type of Payment/Benefit	Form and Amount of Payment/Benefit	Timing of Payment/Benefit

APPENDIX B
Second Release

This release (this “Second Release”) is made by [●] (“Employee”) as of the date set forth below in connection with the Separation Agreement and General Release of Claims between Employee and FactSet Research Systems Inc. (the “Company”), made [●], 20[●] (the “Separation Agreement”), and in association with the termination of Employee’s employment with the Company. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Company’s Executive Severance Plan, as may be amended from time to time in accordance with its terms.

1.In consideration of payments to be made to Employee and other benefits to be received by Employee pursuant to the Separation Agreement, Employee, being of lawful age, irrevocably and unconditionally releases (i.e., gives up), acquits and forever discharges all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Employee currently may have (“Claims”) with respect to the Company, all current and former parents, Subsidiaries, Affiliates, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (collectively, the “Released Parties”). Employee understands that Employee is not releasing future rights or claims, meaning rights or claims that arise after the date that Employee executes and delivers this Second Release. Employee understands that the Claims Employee is releasing might arise under many different federal, state, local or non-U.S. laws (including statutes, regulations, other administrative guidance, and common law doctrines). Without limiting the generality of the foregoing, Employee acknowledges that Employee knowingly and voluntarily waives and releases any and all Claims under the Age Discrimination in Employment Act (the “ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment, as well as all Claims under the following:

(i) Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), which prohibits discrimination based on genetic information; and any other federal, state, local or non-U.S. laws prohibiting discrimination in employment based on a protected category, such as actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics;

(ii) Federal employment statutes, such as the Worker Adjustment and Retraining Notification Act (“WARN Act”), which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974 (“ERISA”), which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws; and

(iii) Other laws, such as any federal, state, local or non-U.S. laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, local or non-U.S. law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, local or non- U.S. laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; any other law relating to salary, commission, compensation, benefits, and other matters; and family and medical leave laws.

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 3 or 4(b) of the Separation Agreement): (i) Claims that in any way relate to or arose during Employee’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims Employee is releasing; or (v) Claims under the Connecticut Human Rights and Opportunities Law, the Connecticut Family and Medical Leave Law, the Connecticut Age Discrimination and Employee Insurance Benefits Law, and the Connecticut Smokers’ Rights Law.

2.    Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code that reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any claims herein.

3. Employee hereby acknowledges and agrees that the Covenant not to Sue set forth in Section 4(d) of the Separation Agreement applies to all Claims released pursuant to this Second Release.

4. Notwithstanding anything to the contrary, nothing in this Second Release shall constitute a release of any rights of Employee that are preserved pursuant to Section 3 or 4(b) of the Separation Agreement, and nothing herein shall prohibit or restrict Employee from taking any actions permitted by Section 6(e) of the Separation Agreement. In addition, nothing in this Second Release shall prohibit or restrict Employee from challenging the knowing and voluntary nature of Employee’s release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act.

5.    Employee acknowledges that, before signing this Second Release, Employee was given at least 21 days in which to consider this Second Release. Employee waives any right Employee might have to additional time within which to consider this Second Release. Employee further acknowledges that: (1) Employee took advantage of the time Employee was given to consider this Second Release before signing it; (2) Employee carefully read this Second Release; (3) Employee fully understands it; (4) Employee is entering into it voluntarily; (5) Employee is receiving valuable consideration in exchange for Employee’s execution of this Second Release that Employee would not otherwise be entitled to receive; (6) the Company, by this writing, encouraged Employee to discuss this Second Release with Employee’s attorney (at Employee’s own expense) before signing it, and that Employee did so to the extent Employee deemed appropriate; and (7) any changes made to this Second Release, whether material or immaterial, will not restart the 21 day consideration period. Employee understands that Employee is entitled to revoke this Second Release, in writing, within 7 days once Employee signs it. Such revocation must be delivered to the Company as provided herein within the 7 day period, in which case Employee will receive no benefits pursuant to Appendix A of the Separation Agreement. If Employee does not revoke this Second Release, it will become enforceable on the eighth day after Employee signs it. The Company need not sign this Second Release for it to become effective and irrevocable.

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YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS SECOND RELEASE.

BEFORE SIGNING THIS SECOND RELEASE, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN AND RETURN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT AUTOMATICALLY EXPIRES.

ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO:

CHIEF LEGAL OFFICER
FACTSET RESEARCH SYSTEMS INC.
45 GLOVER AVENUE, NORWALK, CT 06850

BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Executed at Norwalk, Connecticut, this [●]th day of [●], 20[●], and signed under penalty of perjury under the laws of the state of Connecticut.

Signature

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